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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Overstock.com, Inc.:

        We consent to the use of our reports dated February 28, 2011, with respect to the consolidated balance sheets of Overstock.com, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Salt Lake City, Utah
December 9, 2011

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm